Exhibit 99.1

KFORCE REPORTS FIRST QUARTER 2025 REVENUE OF $330.0 MILLION AND EPS OF $0.45

TAMPA, FL, April 28, 2025 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the first quarter of 2025.
Joseph J. Liberatore, President and Chief Executive Officer, said, "Our first quarter performance was generally consistent with our expectations. Like many others, we entered 2025 with a general sense of optimism for U.S. economic growth with the expected derivative benefit being a boost in our clients’ confidence in accelerating investments in technology initiatives that have been deferred for the last several years. The general tonality as we sit here today is that the earlier optimism has waned to a degree, and the macroeconomic uncertainties have increased, which may delay an acceleration of investments from many companies. Regardless of the ultimate macroeconomic environment, we believe there remains an increasingly strong backlog of strategically imperative technology investments."
Mr. Liberatore continued, "As we look ahead to the second quarter and the remainder of 2025, as has been the case over the last few years, we will continue to stay close to our clients, monitor our key performance indicators, and make any necessary adjustments to our business while continuing to invest in our long-term strategic priorities and retain our most productive associates. Our motto continues to be to control what we can control. Our domestically focused business and organic growth strategy continues to benefit our organization by eliminating any unnecessary distractions for our people so that their full energy is directed to partnering with our clients to help them solve their most important business challenges."
Quarterly Financial Highlights
•Revenue for the quarter ended March 31, 2025 was $330.0 million, a decrease of 4.0% (5.5% on a billing day basis) sequentially and 6.2% (4.7% on a billing day basis) year over year.
•Technology Flex revenue decreased 3.7% (5.2% on a billing day basis) sequentially and 5.0% (3.5% on a billing day basis) year over year. FA Flex revenue decreased 12.8% (14.2% on a billing day basis) sequentially and 23.2% (22.0% on a billing day basis) year over year.
•Gross profit margins of 26.7% decreased 30 basis points sequentially and 40 basis points year over year. Flex gross profit margins of 25.0% decreased 50 basis points sequentially primarily due to seasonal payroll tax resets and 60 basis points year over year primarily related to higher healthcare costs.
•SG&A expenses as a percentage of revenue was 22.8% for the quarter ended March 31, 2025, which increased 80 basis points sequentially and 60 basis points year over year.
•Operating margins were 3.5% for the quarter ended March 31, 2025, which decreased 100 basis points sequentially and year over year.
•Diluted earnings per share for the quarter ended March 31, 2025 was $0.45, a decrease of 25.0% sequentially and 22.4% year over year.
•We returned $28.3 million in capital to our shareholders in the form of open market share repurchases and quarterly dividends during the first quarter of 2025.
•Our Board of Directors approved a second quarter cash dividend of $0.39 per share to shareholders of record as of the close of business on June 13, 2025, which will be payable on June 27, 2025.

Second Quarter 2025 - Guidance
Looking forward to the second quarter of 2025, there will be 64 billing days, compared to 63 billing days in the first quarter of 2025 and 64 billing days in the second quarter of 2024. Current estimates for the second quarter of 2025 are:
•Revenue of $332 million to $340 million
•Earnings per share of $0.57 to $0.65
•Gross profit margins of 27.2% to 27.4%
•Flex gross profit margins of 25.7% to 25.9%
•SG&A expenses as a percent of revenue of 22.2% to 22.4%
•Operating margin of 4.4% to 4.8%
•WASO of 17.9 million
•Effective tax rate of 26.0%
Conference Call
On Monday, April 28, 2025, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (800) 715-9871 and the conference passcode is "Kforce." The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
About Kforce Inc.
Kforce Inc. (the “Firm”) is a solutions firm specializing in technology, finance and accounting, and other professional staffing services. Our KNOWLEDGEforce® empowers industry-leading companies to achieve their digital transformation goals. We curate teams of technical experts who deliver solutions custom-tailored to each client’s needs. These scalable, flexible outcomes are shaped by deep market knowledge, thought leadership and our multi-industry expertise.
Our integrated approach is rooted in 60 years of proven success deploying highly skilled professionals on a temporary and direct-hire basis. Each year, approximately 18,000 talented experts work with Fortune 500 and other leading companies. Together, we deliver Great Results Through Strategic Partnership and Knowledge Sharing®.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the return to a significant increase in investments from many companies, the backlog of strategically imperative technology investments, the leveraging by companies of flexible talent to advance their technology imperatives, any necessary adjustments to our business, investments in our long-term strategic priorities, retention of our most productive associates, and the Firm's guidance for the second quarter of 2025. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: general business conditions; the imposition of U.S. tariffs and Department of Government Efficiency (DOGE) actions, and their potential impacts on our operations and the broader economy; growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; changes in client demand or our ability to adapt to such changes; a constraint in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares and issue dividends; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with or respond to government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments or contracts, or funding under contracts; ability to comply with our obligations in a remote work environment, including consultants engaging in unauthorized or fraudulent activity; continued performance, security of, and improvements to, our enterprise information systems; and impacts of actual or potential litigation or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2024, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Revenue	$330,028	$343,782	$351,889
Direct costs	241,768	251,127	256,639
Gross profit	88,260	92,655	95,250
Selling, general and administrative expenses	75,165	75,586	78,190
Depreciation and amortization	1,464	1,491	1,333
Income from operations	11,631	15,578	15,727
Other expense, net	565	508	656
Income before income taxes	11,066	15,070	15,071
Income tax expense	2,921	4,009	4,084
Net income	$8,145	$11,061	$10,987

Earnings per share – diluted	$0.45	$0.60	$0.58

Weighted average shares outstanding – diluted	18,241	18,573	18,932
Adjusted EBITDA	$16,751	$20,565	$20,560

Billing days	63	62	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$444	$349
Trade receivables, net of allowances	220,532	215,690
Prepaid expenses and other current assets	8,845	9,367
Total current assets	229,821	225,406
Fixed assets, net	7,154	7,723
Other assets, net	100,936	94,656
Deferred tax assets, net	5,244	5,009
Goodwill	25,040	25,040
Total assets	$368,195	$357,834
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$59,367	$61,753
Accrued payroll costs	40,922	38,823
Current portion of operating lease liabilities	3,152	3,038
Income taxes payable	7,856	8,843
Total current liabilities	111,297	112,457
Long-term debt – credit facility	65,500	32,700
Other long-term liabilities	53,371	58,059
Total liabilities	230,168	203,216
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	738	738
Additional paid-in capital	547,260	543,109
Retained earnings	546,916	546,202
Treasury stock, at cost	(956,887)	(935,431)
Total stockholders’ equity	138,027	154,618
Total liabilities and stockholders’ equity	$368,195	$357,834

Kforce Inc.
Key Statistics
(Unaudited)

	Q1 2025	Q4 2024	Q1 2024
Total Firm
Total Revenue (000’s)	$330,028	$343,782	$351,889
GP %	26.7%	27.0%	27.1%
Flex revenue (000’s)	$322,570	$337,104	$344,724
Hours (000's)	3,726	3,941	4,067
Flex GP %	25.0%	25.5%	25.6%
Direct Hire revenue (000’s)	$7,458	$6,678	$7,165
Placements	342	322	349
Average fee	$21,830	$20,756	$20,506
Billing days	63	62	64
Technology
Total Revenue (000’s)	$306,284	$317,274	$322,084
GP %	25.9%	26.1%	26.1%
Flex revenue (000’s)	$302,435	$314,019	$318,514
Hours (000’s)	3,337	3,488	3,555
Flex GP %	24.9%	25.3%	25.3%
Direct Hire revenue (000’s)	$3,849	$3,255	$3,570
Placements	172	171	168
Average fee	$22,324	$19,022	$21,276
Finance and Accounting
Total Revenue (000’s)	$23,744	$26,508	$29,805
GP %	38.2%	37.5%	37.6%
Flex revenue (000’s)	$20,135	$23,085	$26,210
Hours (000’s)	389	453	512
Flex GP %	27.2%	28.2%	29.1%
Direct Hire revenue (000’s)	$3,609	$3,423	$3,595
Placements	170	151	181
Average fee	$21,327	$22,726	$19,794

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (GAAP)
	2025	2024
	Q1	Q4	Q3	Q2	Q1
Technology Flex	(3.7)%	(2.5)%	(0.6)%	1.7%	(2.3)%
FA Flex	(12.8)%	(2.7)%	(4.1)%	(5.7)%	(11.5)%
Total Flex revenue	(4.3)%	(2.5)%	(0.8)%	1.2%	(3.1)%

	Sequential Growth Rates (Non-GAAP)
	2025	2024
	Q1	Q4	Q3	Q2	Q1
Billing Days	63	62	64	64	64
Technology Flex	(5.2)%	0.6%	(0.6)%	1.7%	(6.9)%
FA Flex	(14.2)%	0.5%	(4.1)%	(5.7)%	(15.7)%
Total Flex revenue	(5.8)%	0.6%	(0.8)%	1.2%	(7.6)%

	Year-Over-Year Growth Rates (GAAP)
	2025	2024
	Q1	Q4	Q3	Q2	Q1
Technology Flex	(5.0)%	(3.7)%	(3.6)%	(6.4)%	(11.4)%
FA Flex	(23.2)%	(22.1)%	(20.7)%	(23.1)%	(27.2)%
Total Flex revenue	(6.4)%	(5.2)%	(5.0)%	(7.8)%	(12.8)%

	Year-Over-Year Growth Rates (Non-GAAP)
	2025	2024
	Q1	Q4	Q3	Q2	Q1
Billing Days	63	62	64	64	64
Technology Flex	(3.5)%	(5.2)%	(5.1)%	(6.4)%	(11.4)%
FA Flex	(22.0)%	(23.3)%	(21.9)%	(23.1)%	(27.2)%
Total Flex revenue	(4.9)%	(6.7)%	(6.5)%	(7.8)%	(12.8)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to, but not a replacement of, our unaudited condensed consolidated statements of cash flows.
The following table presents Free Cash Flow:

	Three Months Ended March 31,
(in thousands)	2025	2024
Net cash provided by operating activities	$249	$13,169
Capital expenditures	(4,149)	(1,875)
Free cash flow	(3,900)	11,294
Change in debt	32,800	(800)
Repurchases of common stock	(21,066)	(2,848)
Cash dividends	(7,051)	(7,128)
Premiums paid for company-owned life insurance	(686)	(529)
Other	(2)	(2)
Change in cash and cash equivalents	$95	$(13)

Adjusted EBITDA
“Adjusted EBITDA,” a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization; stock-based compensation expense; interest expense, net; and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations, and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows, or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation expense in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.
The following table presents Adjusted EBITDA and includes a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended
(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net income	$8,145	$11,061	$10,987
Depreciation and amortization	1,464	1,491	1,333
Stock-based compensation expense	3,656	3,496	3,501
Interest expense, net	565	508	655
Income tax expense	2,921	4,009	4,084
Adjusted EBITDA	$16,751	$20,565	$20,560